Exhibit 99.1

FOR IMMEDIATE RELEASE ATTENTION: BUSINESS/FINANCIAL EDITORS MEDIA CONTACT: KRISTYNA MUNOZ (312) 917-8343 KRISTYNA.MUNOZ@NUVEEN.COM

Nuveen Announces Completion of Global Income Closed-End Funds Combination

CHICAGO, November 24, 2014 – Nuveen Investments, a leading global provider of investment services to institutions as well as individual investors, today announced that the combination of the Nuveen Global Income Opportunities Fund (NYSE: JGG) and Nuveen Diversified Currency Opportunities Fund (NYSE: JGT) into a single new fund, Nuveen Global High Income Fund (NYSE: JGH), was completed prior to the opening of the New York Stock Exchange on November 24, 2014. As previously announced, JGH will continue to be managed by Nuveen Asset Management (NAM), and will employ NAM’s global high income investment strategy, which seeks to identify securities from around the world as well as across the capital structure and credit spectrum that offer a high level of current income.

In the merger, JGH acquired substantially all of the assets and liabilities of the acquired funds JGG and JGT as set forth above, in tax-free transactions in exchange for an equal aggregate value of newly-issued common shares. The exchanges took place based upon the funds’ closing net asset values on November 21, 2014. The exchange ratios at which common shares of each acquired fund were exchanged for common shares of the acquiring funds are listed below:

Fund	Exchange Ratio
Nuveen Global Income Opportunities Fund	0.64662000
Nuveen Diversified Currency Opportunities Fund	0.58838000

Nuveen Investments provides high-quality investment services designed to help secure the long-term goals of institutional and individual investors as well as the consultants and financial advisors who serve them. Nuveen Investments markets a wide range of specialized investment solutions which provide investors access to capabilities of its high-quality boutique investment affiliates—Nuveen Asset Management, LLC, Symphony Asset Management LLC, NWQ Investment Management Company, LLC, Santa Barbara Asset Management, LLC, Tradewinds Global Investors, LLC, Winslow Capital Management, LLC and Gresham Investment Management LLC, all of which are registered investment advisers and independent investment subsidiaries of Nuveen Investments, Inc. Funds distributed by Nuveen Securities, LLC, a subsidiary of Nuveen Investments, Inc. Nuveen Investments operates as a separate subsidiary within TIAA-CREF, which is a leading provider of retirement and financial services in the academic, research, medical and cultural fields. In total, Nuveen Investments managed $231 billion as of June 30, 2014. For more information, please visit the Nuveen Investments website at www.nuveen.com.

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